Exhibit 99.2

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP & CFO
Tower 2, Suite 700		Andy Schroeder, VP Finance & Treasurer
Denver, CO 80202	Phone:	(866) 858-0482
	Email:	investorrelations@markwest.com
	Website:	www.markwest.com

Frank M. Semple Elected Chairman of the Board and

John M. Fox Elected as Lead Director of the Board of Directors
of the General Partner of MarkWest Energy Partners

DENVER—October 22, 2008—MarkWest Energy Partners, L.P. (NYSE: MWE) today announced that the Board of Directors of its General Partner elected Frank M. Semple as Chairman of the Board of Directors.  Mr. Semple will continue in his current position as President and Chief Executive Officer.

In addition, the Board of Directors elected John M. Fox, who preceded Mr. Semple as Chairman of the Board of Directors, as Lead Director of the Board of Directors.  The Board believes that a Lead Director is an integral component of promoting strong, independent oversight of the Partnership.  As Lead Director, Mr. Fox will preside at executive sessions of the non-management directors and at full Board meetings when the Chairman is not present, serve as the principal liaison between the independent directors and the Chairman and Chief Executive Officer, consult and work with the Chairman to schedule Board meetings and develop and approve Board agendas, and perform such other duties as the Board may determine from time to time.

Mr. Fox commented, “During his five year tenure as President and Chief Executive Officer, Frank has demonstrated the vision and leadership required to deliver superior returns for our unitholders.  He also helped build a company culture based on performance, customer service, and employee teamwork.  We look forward to his continuing leadership as the Chairman of the Board of Directors.”

Mr. Semple commented, “I am honored to succeed John as Chairman of the Board.  John has been instrumental in the formation, development, and growth of MarkWest and I am very pleased that his leadership and guidance will continue as our Lead Director.  I am proud of our reputation as a quality midstream service provider with a proven track record of distribution growth and customer satisfaction.  My long term objective as Chairman will be to continue to deliver superior and sustainable returns for our unitholders and I look forward to working with John in his new capacity as Lead Director.”

Mr. Fox served as Chairman of the Board of Directors of the General Partner since its inception in May 2002, and in the same capacity for MarkWest Hydrocarbon since its inception in April 1988.  Mr. Fox served as President and Chief Executive Officer of the General Partner and of MarkWest Hydrocarbon from their respective inception until his retirement as President on November 1, 2003, and his resignation as Chief Executive Officer effective December 31, 2003.

Mr. Semple was appointed President on November 1, 2003, and became Chief Executive Officer on January 1, 2004.  Prior to his service with MarkWest, Mr. Semple served as Chief Operating Officer of WilTel Communications from 1997 to 2003. Prior to WilTel Communications, he was Senior Vice President/General Manager of Williams Natural Gas from 1995 to 1997, and held various management positions at Northwest Pipeline and Williams Pipeline during his 22-year career with The Williams Companies.

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MarkWest Energy Partners, L.P. is a growth-oriented master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwestern and Gulf Coast regions of the United States and is the largest natural gas processor in the Appalachian region.  The primary business strategy of MarkWest is to provide outstanding customer service at competitive rates and to expand its assets and cash flow available for distribution through a balanced combination of organic growth projects and selective acquisitions.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in our Annual Report on Form 10-K, as amended,  for the year ended December 31, 2007, as filed with the SEC.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.